Exhibit 10.9

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made effective March 31, 2017 (the “Effective Date”) by and between Villani, Inc., a Delaware corporation with mailing address of 220 Newport Center Dr., Suite 11-578, Newport Beach, CA 92660 (the “Licensor”) and Dermata Therapeutics, LLC., a Delaware limited liability company having a principal place of business at 12340 El Camino Real, Suite 425, San Diego, California, 92130 (“Dermata”). Licensor and Dermata may be each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the sole and exclusive owner of and has the exclusive right to license to Dermata the Licensed Patents (as defined below) and the Licensed Know-How (as defined below);

WHEREAS, Dermata wishes to practice the Licensed Patents and Licensed Know-How in the Field (as defined below) in the Territory (as defined below), and Licensor is willing to grant to Dermata a license to and under the Licensed Patents and Licensed Know-How, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual promises and covenants of the Parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto, intending to be legally bound, enter into the agreements contained herein.

1.	DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Act” means the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they may be amended or supplemented from time to time, or an equivalent application under any successor laws or regulations.

“Action Dates” shall have the meaning set forth in Section 5.1.5.

“Affiliate” means, with respect to either Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party. For the

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

purposes of this definition, the term “control”, as applied to any person or entity, means the ownership or control, directly or indirectly, of more than the lesser of (a) fifty percent (50%) or (b) the maximum percentage allowed by law in the country of the controlled person or entity, of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided, that such entity shall be considered an “Affiliate” only during the time that such “control” exists.

“Agreement” shall have the meaning set forth in the introduction.

“ANDA” means an Abbreviated New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act (as amended), and all applicable regulations promulgated thereunder.

“Calendar Quarter” means each of the periods of time from (a) January 1 through March 31, (b) April 1 through June 30, (c) July 1 through September 30, and (d) October 1 through December 31.

“Calendar Year” means a year that begins on January 1 and ends on December 31.

“Claim” means any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, suit, Proceeding, arbitration, hearing or investigation.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 3.5.1(b).

“Confidential Information” means all non-public, confidential, or proprietary information of a Party, or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and includes the terms of this Agreement and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, specifically: (a) the Licensed Know-How; (b) a Party’s other unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; (c) all other business, financial or technical information, designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (d) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials prepared by or for a Party, its Affiliates or its representatives that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part.

“Control” or “Controlled” means with respect to Licensed Know-How or Licensed Patents, that the applicable Party owns or has licensed (or otherwise obtained rights to or under) such Know-How or Licensed Patents from a Third Party and such Party has the right to grant licenses or sublicenses to such Licensed Know-How or Licensed Patents.

“Cosmetic Product” means any Sponge-containing product that (a) causes exfoliation or

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

shedding of only the surface skin; (b) is Exploited only for skin resurfacing and rejuvenation, smoothing fine lines and surface wrinkles, improving skin texture and tone, unblocking and cleansing pores, prevention and maintenance of aging skin, reducing appearance of hyperpigmentation, scars and bruises; or improving skin condition in general; (c) is not Exploited by Licensor as a “drug” as defined in Sec. 201(g)(1) of the Act, (d) is not effective for the treatment of moderate to severe acne vulgaris; (e) contains Sponge solids not to exceed [***] by weight of the total solids weight, (f) contains two (2) components, in a single package or in two packages sold together, to be mixed prior to use, one of which is in a powder form and the other in a liquid form; (g) in reconstituted liquid form contains at least three (3) ingredients with marketed cosmetic benefits; and (h) has no such ingredient in any packaging, in any form including liquid or solid, containing hydrogen peroxide, benzoyl peroxide or salicylic acid.

However, following receipt by Dermata of Regulatory Approval of a Licensed Product in a country in the Territory, a Cosmetic Product sold in such country shall meet criteria (a) through (d), and (f) through (h) in the foregoing paragraph, and in place of (e): shall be in a powder form: 1) containing Sponge solids not to exceed [***] by weight of the total solids weight, 2) containing cosmetic clays or muds solids of at least [***] of the total solids weight, and 3) with such Sponge solids containing less than [***] of particles greater than [***] in size.

“Dermata” shall have the meaning set forth in the introduction.

“Dermata Confidential Information” shall have the meaning set forth in Section 6.1.2.

“Dermata Equity” shall have the meaning set forth in Section 4.2.

“Dermata Indemnitee” shall have the meaning set forth in Section 8.1.

“Dermata Improvements” shall have the meaning set forth in Section 3.6.3(a).

“Dermata Know-How” shall have the meaning set forth in Section 3.6.3(a).

“Dermata Patents” shall have the meaning set forth in Section 3.6.3(a).

“Diligence Materials” shall have the meaning set forth in Section 7.7.

“Disclosure Letter” shall mean that letter delivered by Licensor to Dermata as of the Effective Date with respect to matters in Article 7.

“Dispute” shall have the meaning set forth in Section 11.1.

“Effective Date” shall have the meaning set forth in the introduction.

“Encumbrance” means any lien, pledge, security interest, right of first refusal, option, title defect, Claim, license, restriction, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

“Exclusive” means that Licensor shall not Exploit or license or grant rights to or otherwise affirmatively facilitate any Third Party to Exploit, directly or indirectly, the Licensed Patents or Licensed Know-How for use with a Licensed Product in the Field in the Territory.

“Exploit,” “Exploiting” or “Exploitation” means to formulate, develop, seek Regulatory Approval for, make, have made, use, sell, have sold, offer for sale, market, promote, import, export, display, make derivative works of, copy, distribute, perform or otherwise practice, commercialize or dispose of.

“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor agencies.

“Field” means the treatment of diseases, disorders and conditions of the skin, including but not limited to acne, rosacea, psoriasis, atopic dermatitis, seborrheic dermatitis, actinic keratosis and eczema.

“First Commercial Sale” means the date of the first commercial sale by Dermata, its Affiliate or Sublicensee, of a Licensed Product that has been approved by a Regulatory Authority, to a Third Party for end use or consumption.

“First Indication” means the first indication of any Licensed Product approved for marketing by a Regulatory Authority.

“Force Majeure Event” means any cause or contingency beyond a Party’s reasonable control, including, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order, requirement or regulation of any Regulatory Authority acting within color of right.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Generic Product” means regardless of whether a product is considered generic, branded, private labeled or otherwise, a Third Party product that contains sponge and is approved as interchangeable at the pharmacy level with a Licensed Product by the applicable Regulatory Authority.

“Improvement” means any improvements, discoveries, inventions, developments, enhancements, derivative works, technology, know-how and other intellectual property, whether or not patentable or protectable, including (i) any modification in use, manufacture, preparation, means of delivery or dosage, (ii) reformulations, and (iii) any modifications to any compounds, metabolites, active moieties, intermediates or active ingredients.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Indemnitee” shall have the meaning set forth in Section 8.3.

“IND” means an Investigational New Drug Application as defined under the Act and applicable regulations promulgated thereunder, as amended or supplemented from time to time, or an equivalent application under any successor law or regulations, or its equivalent in any other country in the Territory.

“Joint Improvements” shall have the meaning set forth in Section 3.6.4.

“Joint Know-How” shall have the meaning set forth in Section 3.6.4.

“Joint Patents” shall have the meaning set forth in Section 3.6.4.

“Know-How” means any and all technical information, trade secrets, know-how, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data (including development data), manufacturing data, assays, analytical techniques, formulae, formulation or production technology, conceptions, ideas, innovations, instructions, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs and other knowledge, information, skills, and materials Controlled by Licensor useful in the Exploitation or use of the Licensed Products, and any modifications, variations, derivative works, and Improvements of or relating to any of the foregoing.

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental or regulatory authority, including by any Regulatory Authority.

“License” means the license set forth in Section 2.1 of this Agreement.

“Licensed Know-How” means any Know-How that is necessary or useful to Exploit any Licensed Product, including Improvements to the foregoing, which are owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term. Notwithstanding the foregoing, Licensed Know-How does not include any Know-How related to the harvest, storage and handling of Sponge from its initial harvest through preparation as a pharmaceutical ingredient or product in the form supplied under the Supply Agreement, except as may be required by a Regulatory Authority in which case it may be submitted to such Regulatory Authority but not otherwise used by Dermata.

“Licensed Patent(s)” means the Patents owned or Controlled by Licensor as of the Effective Date or during the Term of the Agreement that are necessary or useful for the Exploitation of Licensed Products in the Field in the Territory, including those Patents listed on Annex A. Notwithstanding the foregoing, Licensed Patents do not include any Patents, or portions thereof, related to the harvest, storage and handling of Sponge from its initial harvest

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

through preparation as a pharmaceutical ingredient or product in the form supplied under the Supply Agreement, except as may be required by a Regulatory Authority in which case it may be submitted to such Regulatory Authority but not otherwise used by Dermata.

“Licensed Product” means any pharmaceutical product for use in the Field that (i) contains Sponge, alone or in combination with other active or inactive ingredients, and (ii) incorporates or was developed using Licensed Know-How, or that would, but for this Agreement, infringe a Valid Claim in a jurisdiction in the Territory where such Valid Claim exists. For the avoidance of doubt, Dermata may in its discretion develop multiple Licensed Products consistent with the scope of the foregoing definition and any references to the singular term “Licensed Product” herein shall not imply that Dermata’s rights under this Agreement are limited to a single Licensed Product.

“Licensed Product-Specific Infringement” shall have the meaning set forth in Section 5.6.1.

“Licensor” shall have the meaning set forth in the introduction.

“Licensor Confidential Information” shall have the meaning set forth in Section 6.1.1.

“Licensor Indemnitee” shall have the meaning set forth in Section 8.2.

“Licensor Improvements” shall have the meaning set forth in Section 3.6.2.

“Litigation Costs” shall have the meaning set forth in Section 8.1.

“Losses” shall have the meaning set forth in Section 8.1.

“Major Market Country” shall mean the United States, the United Kingdom, Germany France, Italy, Spain, and Japan.

“Milestone Payments” shall have the meaning set forth in Section 4.2.

“NDA” means a New Drug Application as defined under the Act and applicable regulations promulgated thereunder, as amended or supplemented from time to time, or an equivalent application under any successor law or regulations, or its equivalent in any other country in the Territory.

“Net Sales” means for any period, the gross amount recorded for such period by Dermata, its Affiliates and its Sublicensees on their books and records, in accordance with GAAP with respect to sales of any Licensed Product in the Territory to non-Affiliates or non-Sublicensees for any use (whether in human medicine or otherwise) after deducting (such amounts determined in good faith by Dermata) (i) normal and customary trade and quantity discounts actually taken or allocated, (ii) rebates and chargebacks, any customary allowances for damaged or returned goods or any credits actually accepted for Licensed Products destroyed in the field pursuant to Dermata’s or any of its Affiliates’ or its Sublicensees’ approval, retroactive price reductions or adjustments, (v) sales or excise taxes, (vi) shipping, freight and handling charges, and (vii) insurance charges, in each case of clauses (i) – (vii) with respect to Licensed Product. In addition, the supply of any

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Licensed Product for (a) samples, charitable donations or compassionate use, or (c) any clinical study materials used in any clinical study, shall not be included within the computation of Net Sales. For the avoidance of doubt, and by way of example, “allowances” for the purposes of the calculation of Net Sales include (i) credits given to customers at the time of list price increases, including fees for inventory management agreements with wholesalers or distributors, (ii) credits given to customers for stocking allowances upon the launch of any Licensed Product (or any new version thereof), and (iii) credits given (or payments made) to customers or patients based upon the redemption of a coupon or free trial offer.

“Notice of Abandonment” shall have the meaning set forth in Section 5.1.2.

“Orange Book” means the FDA publication, Approved Drug Products with Therapeutic Equivalence Evaluations, in electronic or hard copy form, maintained by the FDA.

“Paragraph IV Notice” shall have the meaning set forth in Section 5.5.1.

“Patent(s)” means: (a) issued patents or pending patent applications; (b) any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such issued patents or pending patent applications, as applicable; and (c) any document meeting the definition of (a) or (b) claiming or sharing priority with any of the above.

“Phase II Clinical Trial” means, as to any Licensed Product, a study, conducted in diseased humans, of the feasibility, safety, clinical activity and potential efficacy of such Licensed Product prior to conducting Phase III Clinical Trials of such Licensed Product, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. For the avoidance of doubt, a Phase II Clinical Trial requires enrollment of patients with the applicable disease or condition and is aimed to provide a measure of efficacy in addition to short-term tolerability.

“Phase III Clinical Trial” means, as to any Licensed Product, a study, conducted in diseased humans, of the feasibility, safety, clinical activity and potential efficacy of such Licensed Product, as further defined in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States. For the avoidance of doubt, a Phase III Clinical Trial requires enrollment of patients with the applicable disease or condition and is aimed to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.

“Proceeding” means any action, arbitration, audit (to the knowledge of such Party), hearing, investigation (to the knowledge of such Party), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

“Professional Product” means any product substantially in the form marketed by Licensor as of the Effective Date, that (a) contains Sponge, (b) is intended only for topical use in humans, (c) does not require Regulatory Approval by a Regulatory Authority for commercial sale or use in

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

humans in any country in the Territory, (d) is not a “drug” as defined in Sec. 201(g)(1) of the Act, and (e) is marketed, promoted, sold or used by Third Parties for use solely by or under the supervision of licensed skin care professionals, as verified by Licensor, including medical doctors, medical nurses, physician assistants, aestheticians, and cosmetologists, specifically for in-office cosmetic procedures of the skin, including but not limited to skin resurfacing, skin debriding, skin conditioning, skin rejuvenation and the prevention and maintenance of aging, hyperpigmentation, scars and bruises.

“Proposed Actions” shall have the meaning set forth in Section 5.1.5.

“PTO” shall have the meaning set forth in Section 5.1.4.

“Publication Review Period” shall have the meaning set forth in Section 6.1.5.

“Regulatory Approval” means with respect to any Licensed Product, any approval or marketing authorization required by applicable Law in any jurisdiction in the Territory to Exploit such Licensed Product.

“Regulatory Authority” means the FDA and any similar governmental authority, administrative agency or commission of any country, state, county, city or other political subdivision in the Territory.

“Regulatory Exclusivity” means the period of time following Regulatory Approval of a Licensed Product by a Regulatory Authority in a country in the Territory during which such Regulatory Authority may not grant full regulatory approval of a Generic Product in such country.

“Regulatory Filing” means any filing with a Regulatory Authority relating to or to permit or request, as applicable, the clinical evaluation or Regulatory Approval of a Licensed Product.

“Representatives” shall have the meaning set forth in Section 6.1.1.

“Royalty” shall have the meaning set forth in Section 4.4.

“Royalty Rate” shall have the meaning set forth in Section 4.4.

“Royalty Reporting Quarter” means each Calendar Quarter during the Term subsequent to the First Commercial Sale of a Licensed Product by Dermata, its Affiliate or Sublicensee.

“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period of time from the Effective Date through the longer of (a) the expiration of the last-to-expire Valid Claim in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country, and (c) fifteen (15) years from the date of First Commercial Sale of such Licensed Product in such country.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

“Sponge” means a harvested sponge, including any part, portion, extract or other derivative thereof.

“Sublicense” shall have the meaning set forth in Section 2.2.

“Sublicensee” means any person or entity other than an Affiliate of Dermata that is granted a Sublicense by Dermata under Section 2.2.

“Sublicense Fee” shall have the meaning set forth in Section 4.3.

“Sublicense Fee Rate” shall have the meaning set forth in Section 4.3.

“Sublicense Revenue” means all consideration, including all cash and cash equivalents, up-front payments, fixed or periodic fees, milestone fees, loans and other debt, equity, and investment received by Dermata as consideration for any sublicenses granted pursuant to Section 2.2, but excluding any running royalties, equity purchases at fair market value and funded research and development at actual cost.

“Sublicense Royalty Payment” shall have the meaning set forth in Section 4.5.

“Supply Agreement” shall have the meaning set forth in Section 3.4.

“Term” shall have the meaning set forth in Section 9.1.

“Territory” means worldwide.

“Third Party” means any person or entity other than Licensor, Dermata, or their Affiliates or any Sublicensee.

“Third Party Testing” shall have the meaning set forth in Section 2.7.2.

“United States” means the United States of America and its territories, commonwealths, possessions (including the Commonwealth of Puerto Rico) and its military bases.

“Valid Claim” means an issued claim of an unexpired Licensed Patent, or a claim of a pending Licensed Patent application, that covers (i) the composition of matter of a Licensed Product or (ii) a method of use of a Licensed Product that is approved by a Regulatory Authority in the country in which such Valid Claim exists, in the country of sale of such Licensed Product, in either case that shall not have been lapsed, abandoned, withdrawn, opposed, canceled or disclaimed, or held invalid or unenforceable by a court or patent office or similar regulatory authority of competent jurisdiction in an unappealed or unappealable decision, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; provided, however, that a claim of a pending Licensed Patent application that has been pending for more than five (5) years from the earliest priority date to which such claim is entitled shall not be considered to be a Valid Claim for purposes of this Agreement.

“Villani Consulting Agreement” shall have the meaning set forth in Section 3.2.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

“Villani Loan” means collectively, the four hundred thousand-dollar ($400,000) loan made from Dermata to Maria Villani, M.D., under the Secured Promissory Note dated April 11, 2016, the Patent Security Agreement, dated April 11, 2016, and the Security Agreement, dated April 11, 2016.

“WIPO” shall have the meaning set forth in Section 5.1.4.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar towards refer to this entire Agreement; (d) the terms “Section” or “Annex” refer to the specified Section or Annex of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; (f) the term “including” means “including, without limitation”; (g) “days” refers to calendar days; and (h) the term “not to unreasonably withhold approval” includes not to unreasonably delay or condition such approval. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under GAAP. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars, and all payments due hereunder shall be made in U.S. Dollars.

2.	GRANT OF RIGHTS; NON-COMPETE

2.1    License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Dermata during the Term an Exclusive, sublicensable (in accordance with Section 2.2), royalty-bearing (in accordance with Section 4) right and license under the Licensed Patents and Licensed Know-How to Exploit any Licensed Products in the Field in the Territory (the “License”). The foregoing License shall be rendered perpetual, irrevocable, non-exclusive, fully paid-up and royalty-free with respect to Licensed Know-How upon the expiration of the Royalty Term, on a country-by-country basis.

2.2    Right to Sublicense. Subject to the terms and conditions of this Agreement, Dermata shall have the right to sublicense any or all of its licensed rights to and under the Licensed Patents and Licensed Know-How (“Sublicense”) to one or more Third Parties subject to the express limitations set forth in this Section 2.2. Dermata shall promptly provide Licensor with a summary of the terms of any such Sublicense, including the name and address of the Sublicensee, the rights being sublicensed and the applicable portion of the Territory where such sublicensed rights are granted. If a Sublicensee breaches any terms of the Sublicense agreement that would constitute a material breach under this Agreement, Dermata shall take Commercially Reasonable Efforts to enforce the terms of such Sublicense against the Sublicensee, including termination if such breach is not cured within the relevant time period set forth in such Sublicense agreement and pursuit of any fees or other consideration payable to Dermata pursuant to such Sublicense. No Sublicense shall relieve Dermata of its obligations to Licensor under this Agreement, and Dermata shall remain fully responsible for performance of this Agreement notwithstanding any Sublicenses granted by Dermata.

2.3    Disclosure of Licensed Patents, Licensed Know-How. Licensor represents and warrants that Dermata has received copies of all Licensed Patents and all patent prosecution files

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

and correspondence related thereto with the PTO and similar governmental agencies outside the United States, and that Licensor has transferred to Dermata copies and/or detailed information regarding all Licensed Know-How in sufficient detail in order for a reasonably-skilled person to practice and Exploit such Licensed Know-How. Licensor shall update the information regarding the Licensed Patents and Licensed Know-How provided to Dermata on a frequent and regular basis. Without limiting the foregoing, such transfer of Licensed Know-How shall include: (a) copies of the results of and data from all clinical and non-clinical studies conducted prior to and as of the Effective Date relating to the Licensed Know-How for any Licensed Product (including all regulatory information, clinical data, non-clinical data, hard-copy case report forms and reports to the extent they exist); (b) copies of any written communications with the FDA and other Regulatory Authorities, and the minutes of any meetings with the FDA and other Regulatory Authority, in each case relating to any Licensed Products; and (c) copies of all data and results of any relevant harvesting, testing, chemistry, processing steps, manufacturing and control activities related to use of Sponge in the field. Additionally, Licensor shall provide Dermata with reasonable access to Licensor’s personnel with relevant expertise to explain the Licensed Know-How transferred hereunder.

2.4    Non-Compete in the Territory.

2.4.1    Scope. During the Royalty Term of this Agreement on a country-by-country basis, neither the Licensor nor any of its employees, officers or Affiliates shall, directly or indirectly, engage in any activities (i) with respect to Licensed Products (including selling, licensing, divesting or transferring rights to any Third Party) or otherwise compete with Dermata (including with any Third Party or otherwise own, manage, operate, advise, consult with, control or participate in a competing entity) with respect to the Exploitation of Licensed Products, or (ii) subject to Section 2.5, with respect to Professional Products. Dermata acknowledges and agrees that the foregoing shall not restrict Licensor or its Affiliates from the development and commercialization of products which do not contain Sponge, even if they compete with Licensed Products.

2.4.2    Acknowledgement. The Parties hereto recognize that the restrictions contained in, and the terms of, this Section 2.4 are properly required for the adequate protection of Dermata’s rights under this Agreement and agree that if any provision in this Section 2.4 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

2.5    Permitted Sale of Professional Products. Notwithstanding the other provisions of this Article 2, until such time as Dermata obtains Regulatory Approval to commercially sell a Licensed Product in a country in the Territory, Licensor may, directly or indirectly Exploit Professional Products in such country. Upon receipt by Dermata of Regulatory Approval of a Licensed Product in a country in the Territory, Licensor shall cease all Exploitation with respect to all Professional Products in such country. Notwithstanding the foregoing, if a Regulatory Approval received by Dermata covers multiple countries in the Territory, then upon receipt by

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Dermata of such Regulatory Approval, Licensor shall cease all Exploitation with respect to Professional Products in all countries covered by such Regulatory Approval. Additionally, if any Third Party is found to be Exploiting any Professional Products for use in the Field or in a country which Licensor no longer has the right to Exploit Professional Product, Licensor shall immediately stop providing all Professional Products to such Third Party and terminate any and all agreements with such Third Party with respect to Professional Products, subject to any EU law or regulation permitting passive sales among EU member countries.

2.6    Cosmetic Products. Dermata acknowledges and agrees that the development and commercialization of Cosmetic Products in accordance with the terms of this Agreement is not competitive with the Exploitation of Licensed Products, and Licensor and its Affiliates may develop and commercialize Cosmetic Products as permitted hereunder.

2.6.1    Upon reasonable request from Dermata, Licensor shall provide to Dermata certificates of analysis of its Cosmetic Products from an independent testing laboratory acceptable to Dermata demonstrating that such products meet the criteria set forth in clauses (e), (f), (g) and (h), or in the alternative of (e); 1), 2) or 3) of the definition of Cosmetic Product.

2.6.2    Thirty (30) days prior to Licensor’s expected commercial launch of a Cosmetic Product in a country, Licensor shall provide to Dermata (i) samples of the solids to be included in such Cosmetic Products sufficient to allow Dermata to perform its own analyses of such products (at no cost to Dermata), and (ii) PDF copies of all final primary and secondary package labelling planned to be used on such Cosmetic Products. Fifteen (15) days prior to Licensor’s expected commercial launch of a Cosmetic Product in a country, Licensor shall provide to Dermata PDF copies of all planned print advertising, promotional, and other marketing materials used in connection with its Cosmetic Products. After commercial launch of a Cosmetic Product, Licensor shall provide any new or materially altered print advertising, promotional, and other marketing material planned for use for Cosmetic Products in each country.

2.6.3    Prior to or at the time Dermata receives Regulatory Approval for a Licensed Product in a country, Licensor must provide to Dermata clinical data to evidence non-effectiveness of any Cosmetic Products then on the market in such country for the treatment of moderate to severe acne vulgaris from an open label study of thirty (30) patients for 30 days, dosed one time per week or a similar study protocol acceptable to both Parties. Such study shall include photographs of patients taken at baseline and on day thirty-one (31) of treatment and effectiveness shall be determined by an independent Third Party dermatologist mutually agreeable to both parties solely based on examination of the photographs. Such study may be conducted by multiple practitioners in different locations and at different times. If such clinical data evidencing non-effectiveness is not provided prior to or at the time Dermata receives Regulatory Approval for a Licensed Product in a country, then Licensor may not continue to commercialize such Cosmetic Product in such country. If Licensor desires to launch a Cosmetic Product after Dermata receives Regulatory Approval for a Licensed Product in a country, Licensor must provide the foregoing clinical data evidencing such non-effectiveness prior to its launch of such Cosmetic Product in such country.

2.6.4    Additionally, if any Third Party is found to be Exploiting any Cosmetic

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Products for use in the Field or contrary to the definition of Cosmetic Product, Licensor shall immediately stop providing all Cosmetic Products to such Third Party and terminate any and all agreements with such Third Party with respect to Cosmetic Products, subject to any EU law or regulation permitting passive sales among EU member countries.

2.7    If Dermata believes that any Cosmetic Product does not meet the definition of a Cosmetic Product due to non-compliance with clauses (e), (f), (g), or (h) or in the alternative of (e); 1), 2), or 3) of such definition, then Dermata shall provide notice to Licensor regarding such Cosmetic Product.

2.7.1    If Licensor agrees that such product does not meet the definition of a Cosmetic Product due to non-compliance with clauses (e), (f), (g), or (h) or in the alternative of (e); 1), 2), or 3) of such definition, then Licensor shall immediately cease all Exploitation of such product.

2.7.2     If Dermata and Licensor disagree as to whether such a product meets the definition of a Cosmetic Product due to non-compliance with clauses (e), (f), (g), or (h) or in the alternative of (e); 1), 2), or 3) of such definition, then Licensor shall submit a sufficient quantity of samples of such product for testing to an impartial Third Party testing laboratory (“Third Party Testing”), mutually agreed upon by both Parties. If such Third Party Testing determines that a product does not meet the definition of a Cosmetic Product due to non-compliance with clauses (e), (f), (g), or (h) or in the alternative of (e); 1), 2), or 3) of such definition, Licensor shall immediately cease all Exploitation of such product and shall reimburse Dermata for all costs incurred with respect to such Third Party Testing. If the Third Party Testing determines that a product fully complies with the definition of a Cosmetic Product, Licensor shall be permitted to continue Exploitation of such product and Dermata shall pay all costs associated with such Third Party Testing.

2.7.3     All other disputes regarding whether or not a product is a Cosmetic Product shall be determined in accordance with Section 11.2.

2.8    No Other Rights. All rights in and with respect to any intellectual property owned or Controlled by Licensor that are not expressly licensed, granted or assigned to Dermata under this Agreement are retained by Licensor, and any use of the inventions claimed in the Licensed Patents, or the Licensed Know-How, except in the Exploitation of the Licensed Products is prohibited.

3.	DEVELOPMENT AND COMMERCIALIZATION MATTERS

3.1    Development and Regulatory Matters.

3.1.1    Dermata shall, at its own expense, be solely responsible for conducting all development activities for the Licensed Products, including formulation optimization, manufacturing, packaging, non-clinical studies, and clinical trials, and for obtaining and maintaining all Regulatory Approvals and interactions with Regulatory Authorities for any Licensed Product in the Territory.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

3.1.2    During the Term, upon the request of Dermata, Licensor shall provide Dermata (or Dermata’s designee) with the assistance of Licensor’s employees and access to Licensor’s other internal resources and facilities to provide Dermata with a reasonable level of assistance and consultation to facilitate the development and Regulatory Approval of the Licensed Products, including assigning to Dermata any relevant Regulatory Filings, and the prosecution of the Licensed Patents.

3.1.3    Beginning July 1, 2018 and annually thereafter, and ending on the date of the First Commercial Sale, Dermata shall submit to Licensor a written progress report covering Dermata’s (and any Affiliate’s and Sublicensee’s) activities for the preceding year to develop and obtain Regulatory Approval for any Licensed Product. Such annual reports shall include a summary of work completed, summary of work in progress and schedule of anticipated development milestones. In addition, beginning October 1, 2018 and quarterly thereafter, and ending on the date of the First Commercial Sale, Dermata shall submit to Licensor a brief summary of development activities covering the preceding quarter.

3.2    Consulting Agreement. Dermata and Maria Villani, M.D., Licensor’s Chief Executive Officer shall mutually agree upon and execute a consulting agreement (the “Villani Consulting Agreement”) within ninety (90) days after the Effective Date A. The Parties agree that a material breach by Maria Villani, M.D., of the Villani Consulting Agreement shall constitute a material breach of this Agreement by Licensor.

3.3    Commercialization. Dermata shall solely control and assume all responsibility, at its own cost, for conducting all commercialization activities within the Territory relating to any Licensed Product, including marketing, promotion, customer service, distribution, sales detailing, manufacturing and any other activities relating to the Exploitation of any Licensed Product or Sublicense of rights to any Licensed Product.

3.4    Supply Agreement. The Parties shall mutually agree upon and execute a Supply Agreement within ninety (90) days after the Effective Date (the “Supply Agreement”). In the event the Supply Agreement contains provisions which are not inconsistent with, but in addition to, the terms set forth herein, the Supply Agreement shall be supplemental to the terms and conditions set forth in this Agreement. Notwithstanding the foregoing or anything in this Agreement or the Supply Agreement to the contrary, however, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Supply Agreement, the provisions of this Agreement shall govern. The Parties agree that a material breach by either Party of the Supply Agreement shall constitute a material breach by such Party of this Agreement.

3.5    Diligence Obligations.

3.5.1    Commercially Reasonable Efforts.

(a)    Dermata shall use Commercially Reasonable Efforts to (i) develop any Licensed Product for the First Indication in the United States, (ii) obtain Regulatory

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Approval for the First Indication of any Licensed Product, subject to being able to obtain reasonable pricing for such Licensed Product, in each Major Market Country, and (iii) commercialize any Licensed Product for the First Indication, subject to being able to obtain reasonable pricing for such Licensed Product, in each Major Market Country, and, as Dermata deems in its sole discretion to be commercially viable, in other countries in the Territory other than Major Market Countries, by itself or through one or more Third Parties.

(b)    The term “Commercially Reasonable Efforts” means that level of effort as is customary in the specialty pharmaceutical industry for carrying out in a reasonably sustained manner a particular task or obligation to develop and commercialize pharmaceutical products in a particular country, taking into consideration the market potential, regulatory pathways and cost of development in such country. Notwithstanding the foregoing, Dermata’s achievement, by itself or through its Affiliates or Sublicensees, of any diligence milestone set forth in Annex B by the date set forth therein shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under this Section 3.5 as of such date; provided, however, that the failure to meet a milestone shall not, in and of itself, be deemed to be a breach of Dermata’s Commercially Reasonable Efforts, though it may be a factor in such determination.

3.5.2    Sublicensees. For clarity, it is understood that the obligation to use Commercially Reasonable Efforts as set forth in this Section 3.5 shall apply to any Sublicensees of Dermata.

3.5.3    Extensions. Notwithstanding anything to the contrary, but subject to Section 12.10, in the event that, at any point, development of any Licensed Product is delayed due to either (i) a Force Majeure Event or (ii) regulatory action by the FDA or other Regulatory Authority or by Dermata on a recommendation of the FDA or other Regulatory Authority, (other than a delay caused by Dermata’s material breach) Dermata’s obligations under this Section 3.4 and Annex B shall be (a) automatically extended without any further action of the Parties for a time period consistent with an objective, reasonably-ascertainable period of delay, such additional period of time as is reasonable under the circumstances as determined by the Parties acting in good faith; and (b) extended by written agreement between the Parties acting in good faith with respect to other events or circumstances.

3.5.4    Notice and Cure. In the event Licensor believes Dermata has failed to use such Commercially Reasonable Efforts, Licensor shall notify Dermata in writing in accordance with Section 12.8. Dermata shall have a period of one hundred twenty (120) days thereafter to resume using such Commercially Reasonable Efforts. Such one hundred twenty (120) day resumption period shall not apply to any failure to meet a date set forth in Annex B.

3.6    Improvements & Data.

3.6.1    Any Improvements developed during the term of this Agreement, by or on behalf of a Party, shall be owned by the Party or Parties whose employee(s), contractor(s), Affiliate(s) or Sublicensee(s) would be deemed to be an inventor under United States laws of inventorship.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

3.6.2    Licensor shall own all of its existing Licensed Patents and Licensed Know-How as of the Effective Date and shall own or Control any Patent Rights or Know-How relating to such Improvements thereto to which Licensor obtains ownership or Control (all of which shall be deemed to be Licensed Patents or Licensed Know-How, as applicable) during the Term of the Agreement (“Licensor Improvements”).

3.6.3    Dermata shall solely own the following:

(a)    all Know-How, compositions, formulations, manufacturing processes, modifications, enhancements and Improvements developed by Dermata, its Sublicensees and/or their Affiliates relating to any Licensed Product (“Dermata Improvements”) and any Patents covering such Dermata Improvements (“Dermata Patents”) and any Know-How relating to such Dermata Improvements (“Dermata Know-How”);

(b)    any and all Regulatory Approvals filed or awarded in any jurisdiction in the Territory, all Regulatory Filings and any dossiers, content, clinical and non-clinical data created, discovered, collected and/or otherwise generated for any Licensed Product; and

(c)    any Dermata Confidential Information.

3.6.4     The Parties shall jointly own any Improvements developed jointly by the Parties during the Term of the Agreement relating to any Licensed Product (“Joint Improvements”), each with the right to license, assign, or exploit in any way, without notice or accounting to the other Party, subject to the non-competition provisions of Section 2.4. Any of Licensor’s interest in such Joint Improvements, and any Patents covering such Joint Improvements (“Joint Patents”) or Know-How relating to such Joint Improvements (“Joint Know-How”), shall be deemed Licensed Patents or Licensed Know-How, as applicable.

4.	PAYMENTS

4.1    Loan Cancellation. In partial consideration of the License, and subject to the terms and conditions stated herein, upon the Effective Date, Dermata shall cancel the Villani Loan.

4.2    Milestone Payments. In partial consideration of the License, and subject to the terms and conditions stated herein, Dermata shall make the one-time payments to the Licensor upon the occurrence of the corresponding milestone events, specified in Table 4.2 (the “Milestone Payments”). In each case, the Milestone Payment may be made in cash or common units of Dermata (“Dermata Equity”), at the option of Licensor, on a case-by-case basis. All Dermata Equity shall be granted to Licensor under, and shall be subject to, (a) the terms and conditions of the Amended and Restated Limited Liability Company Agreement of Dermata, dated as of November 15, 2016 (as amended from time to time in accordance with its terms), and (b) a unit purchase agreement and other ancillary documents between Dermata and Licensor, in a form to be determined by Dermata. Unless otherwise agreed to by Dermata and Licensor, such Dermata Equity shall be Class A units as currently constituted or such equity as

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

existing Class A units become converted into, and shall be issued with a valuation consistent with the most recent valuation obtained by Dermata. If Licensor does not agree with such valuation, Licensor may, at its sole expense, request an updated appraisal to be performed by an independent qualified Third Party appraiser selected by Dermata. Each Milestone Payment shall be paid only once, notwithstanding the potential development of multiple Licensed Products hereunder, which may involve separate clinical trials or Regulatory Approvals.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Table 4.2
Milestone	Milestone Payments (US Dollars)
4.2.1 [***]	[***]
4.2.2 [***]	[***]
4.2.3 [***]	[***]
4.2.4 [***]	[***]
4.2.5 [***]	[***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Table 4.2
Milestone	Milestone Payments (US Dollars)
4.2.6 [***]	[***]
4.2.7 [***]	[***]
4.2.8 [***]	[***]

4.3    Sublicense Fees. In partial consideration of the License granted hereunder and subject to the terms and conditions stated herein, until the expiration of the Royalty Term on a country-by-country basis, Dermata shall pay to Licensor a sublicense fee based on the Sublicense Revenue received by Dermata, calculated at applicable the “Sublicense Fee Rate” set forth in Table 4.3 (“Sublicense Fee”). Sublicense Fees received by Dermata shall be paid to Licensor thirty (30) days following the achievement of the event listed in Table 4.3.

Table 4.3
Development Stage	Sublicense Fee Rate
4.3.1 [***]	[***]%
4.3.2 [***]	[***]%
4.3.3 [***]	[***]%

4.4    Royalty. In partial consideration of the License granted hereunder and subject to the terms and conditions stated herein, until the expiration of the Royalty Term, Dermata shall pay to Licensor a royalty (“Royalty”) based on the Net Sales of all Licensed Products by Dermata and its Affiliates calculated at the applicable “Royalty Rate” set forth in Table 4.4; provided, however, that (a) if a Licensed Product is sold by Dermata or its Affiliate or its Sublicensee in a country where a Third Party is selling a Generic Product, the applicable Royalty Rate for Net Sales in such country shall be reduced by [***]; (b) Royalties payable under this Section 4.4 will be payable only once with respect to a particular Licensed Product irrespective of the number of Licensed Patents, if any, in such country containing a Valid Claim; and (c) if a Licensed Product is sold by Dermata or its Affiliate in a country where there is no Valid Claim, the applicable Royalty Rate for Net Sales in such country shall be reduced by [***]. The reductions in clauses (a) and (c) shall not be additive, so the Royalty Rate shall not, as a result thereof, be reduced by more than [***] of the applicable rate shown in Table 4.4.

Table 4.4
Net Sales	Royalty Rate
4.4.1 Less than or equal to $[***]in Net Sales	[***]
4.4.2 In excess of $[***]up to and including $[***]in Net Sales	[***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Table 4.4
Net Sales	Royalty Rate
4.4.3 In excess of $[***] up to and including $[***] in Net Sales	[***]
4.4.4 In excess of $[***] in Net Sales	[***]

4.5    Sublicensing Royalty. In partial consideration of the License granted hereunder and subject to the terms and conditions stated herein, until the expiration of the applicable Royalty Term on a country-by-country basis, Dermata shall pay to Licensor a royalty of [***] of any royalty payments received from Sublicensees (the “Sublicense Royalty Payment”); provided, however, that if a Licensed Product is sold by a Sublicensee in a country where there is no Valid Claim, the applicable Sublicense Royalty Payment for such country shall be reduced by [***]. Dermata shall pay all Sublicense Royalty Payments due under this Agreement thirty (30) days after the end of each Royalty Reporting Quarter in which the applicable royalty payment is received by Dermata from a Sublicensee.

4.6    Acknowledgement Regarding Payments. The Parties acknowledge and agree that the Milestone Payments, Sublicense Fees, Royalties, and Sublicense Royalties, taking into account the permitted reductions available under Sections 4.3, 4.4, 4.5 and 4.7, and the remainder of this Agreement as a whole, are fair, reasonable and justified in light of the nature of the rights granted and the commercial opportunity provided to Dermata hereunder. Such rights include each part of the Licensed Patents and Licensed Know-How, all of which Dermata deems valuable and necessary to the development and commercialization of any Licensed Product. The Parties acknowledge that the Royalty is made for the mutual convenience of the Parties and that the Parties arrived at such an arrangement after carefully exploring alternative means and consultation with their respective counsel.

4.7    Permitted Reductions. The Royalty during the Royalty Term may be reduced by Dermata to account for [***] of any and all royalties or other payments paid by Dermata, its Affiliates or Sublicensees to any Third Party, up to a maximum reduction of [***] in the aggregate of the applicable Royalty, for (a) rights under any license that Dermata determines in good faith is necessary to obtain to resolve or avoid any claims that a Licensed Product infringes or misappropriates the intellectual property rights of any Third Party because of the use by Dermata of the rights granted by Licensor hereunder; (b) any final, unappealable judgment awarded against Dermata, its Affiliates or Sublicensees for damages for infringement of Third Party intellectual property rights because of the use by Dermata of the rights granted by Licensor hereunder consistent with the foregoing sub-Section (a); or (c) any license of additional intellectual property (i) to materially and directly improve upon the safety or efficacy of a Licensed Product if necessary to obtain or maintain Regulatory Approvals in the Territory, or (ii) in order to extend exclusivity of a Licensed Product after there is no Valid Claim of an issued Licensed Patent covering the Licensed Product. Dermata shall use Commercially Reasonable Efforts to minimize any such royalties or other payments to Third Parties on account of sales of Licensed Product hereunder.

4.8    Payment and Reports. Within forty-five (45) days after the end of each Royalty Reporting Quarter, Dermata shall submit to Licensor a written report setting forth for such preceding Calendar Quarter, the Net Sales received and the calculation of the Royalty (including Sublicensing Royalty) due, if any, to Licensor pursuant to this Section 4, along with payment of the amounts so due. All payments shall be made in United States Dollars. Sales made in currencies

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

other than United States Dollars shall be converted to United States Dollars in accordance with the exchange rate conversions used by Dermata in preparation of its regularly prepared financial statements, treating United States Dollars as the reporting currency. Dermata may adjust amounts paid in a year, by offset against future payments due hereunder, any overpayment of Royalties revealed in Dermata’s year-end audit for such year.

4.9    Record Keeping. Dermata shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate books of accounts of record in connection with the sublicensing and sale of Licensed Product to permit verification of payments made hereunder. Such records shall be maintained for the period equal to the later of (a) five (5) years from the date after the relevant reporting period, or (b) as required by applicable Law

4.10    Audit Rights. Licensor shall have the right to have an independent, Third Party accounting firm reasonably acceptable to Dermata access the books and records of Dermata, its Affiliates and Sublicensees solely to the extent necessary to verify the accuracy of the reports and payments made hereunder. Such audit shall be conducted upon at least thirty (30) days advanced written notice to Dermata and shall commence on a date reasonably acceptable to both Parties, not to be later than one (1) Calendar Quarter after Licensor’s notice. Such audit (a) shall only be conducted during Dermata’s normal business hours, (b) shall not be conducted more frequently than once (1) per Calendar Year, (c) may occur only with respect to the immediately preceding three (3) Calendar Years, (d) may not cover an audit period less than a full Calendar year, and (e) may not be conducted more than once with respect to any particular Calendar Year. The independent, Third-Party auditor shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, Dermata, its Affiliate and/or Sublicensee (as applicable). Dermata shall be provided the opportunity to discuss any discrepancies found during such audit with the auditors prior to such auditor issuing its final report. In addition, the auditors shall redact any confidential information disclosed in the proposed final report identified by Dermata as confidential and not necessary for purposes of calculating the Royalty owed. The final report shall be shared with both of the Parties. If any audit discloses any underpayments by Dermata to Licensor, then unless contested by Dermata within thirty (30) days after receipt of the necessary documentation of the amount owed, any underpayment, together with any interest thereon calculated in accordance with Section 4.12 from the date of the underpayment, shall be paid by Dermata to Licensor within thirty (30) days of it being so disclosed. If any audit discloses any overpayments by Dermata to Licensor, then unless contested by Licensor within thirty (30) days after receipt of the necessary documentation of the amount owed, Dermata shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to Licensor until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly payment of Royalties due hereunder, Licensor shall promptly refund an amount equal to any such remaining overpayment. If Licensor’s audit demonstrates an underpayment of more than five percent (5%) for the payment due to Licensor during the audited period, Dermata shall be liable for Licensor’s reasonable cost of the audit that discovered such underpayment. Otherwise, Licensor shall bear the costs of such audits. Any contested amounts shall be subject to the dispute resolution procedures set forth in Section 11.

4.11    Withholding Taxes. Where required to do so by applicable Law or order of a governmental body, Dermata shall withhold taxes required to be paid to a taxing authority in

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

connection with any payments to Licensor hereunder, and, upon request of Licensor, Dermata shall furnish Licensor with satisfactory evidence of such withholding and payment. Dermata shall cooperate with Licensor in obtaining exemption from withholding taxes where available under applicable Law, or recovering the same where an exemption is not available.

4.12    Late Payments. Any Milestone Payment, Sublicense Fee payment or Royalty (including Sublicensing Royalty) due to Licensor under this Agreement or any portion thereof which are not paid when due, shall bear interest equal to one percent (1%) per month calculated on the number of days such payment is delinquent and compounded monthly.

5	INTELLECTUAL PROPERTY RIGHTS

5.1    Licensed Patent and Joint Patent Filing, Prosecution and Maintenance.

5.1.1    Except to the extent otherwise agreed by the Parties in writing or as provided in this Agreement, Dermata shall have the primary right and obligation, at its sole cost and expense, to conduct and control the filing, prosecution, maintenance and administrative challenges to the validity, enforceability or patentability of the claims of the Licensed Patents and the Joint Patents. Licensor shall fully cooperate with and assist Dermata in connection with such activities at Licensor’s expense.

5.1.2    Dermata shall not cause or allow to become abandoned any of the Licensed Patents or Joint Patents in any country in the Territory without providing reasonable prior written notice to Licensor of any intention to so abandon (“Notice of Abandonment”) (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline, as applicable, for any action or omission that would result in such abandonment that may be taken with respect to such Licensed Patent or Joint Patent with the relevant patent office) and providing Licensor an opportunity to assume responsibility of prosecution and maintenance for such Licensed Patent or Joint Patent; provided, however, the amendment or cancellation of claims in pending patent applications comprising the Licensed Patents or Joint Patents during the normal course of prosecution of such pending patent applications by Dermata shall not be deemed to constitute the abandonment of such Licensed Patents or Joint Patents, provided that Dermata has conferred with Licensor regarding such amendment or cancellation in accordance with Section 5.1.3 and subject to Section 5.1.5. In the event that (a) Dermata provides to Licensor a Notice of Abandonment with respect to any of the Licensed Patents and, (b) Licensor assumes the prosecution of any such abandoned Licensed Patent, such Licensed Patent shall cease to be a Licensed Patent under this Agreement.

5.1.3    Dermata shall keep Licensor (and Licensor’s designated intellectual property counsel) timely informed as to the status of any of the Licensed Patents and Joint Patents in the Territory, and shall consider in good faith the reasonable requests and suggestions of Licensor with respect to the filing, prosecution, maintenance and defense of the Licensed Patents and Joint Patents in the Territory. Dermata will also authorize Licensor (including Licensor’s counsel) to communicate directly with Dermata’s patent counsel subject to a customary common interest agreement to protect attorney-client privilege.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

5.1.4    Dermata shall (a) promptly provide Licensor (and Licensor’s designated intellectual property counsel) with copies of material correspondence or materials received from the World Intellectual Property Organization (the “WIPO”), the U.S. Patent and Trademark Office (“PTO”), or equivalent intellectual property regulatory authority in any other country within the Territory to the extent they relate to the Licensed Patents and Joint Patents, and (b) promptly provide to Licensor (and Licensor’s designated intellectual property counsel) before submitting to the WIPO, PTO, or equivalent regulatory authority in any other country within the Territory, a draft of any material correspondence with the WIPO, PTO, or such other intellectual property regulatory authority relating to the Licensed Patents or Joint Patents, in each case, including within a reasonable time before any correspondence is due back to the WIPO, PTO, or equivalent intellectual property regulatory authority, and shall consider in good faith reasonable revisions requested by Licensor.

5.1.5    In the event that (a) Dermata provides material correspondence relating to Licensed Patents and/or Joint Patents to Licensor in accordance with Section 5.1.4, (b) confers with Licensor regarding any further material actions that Dermata considers reasonably necessary to take with respect to the filing, prosecution, and maintenance of Licensed Patents and/or Joint Patents (“Proposed Actions”) in accordance with Section 5.1.2, (c) requests input from Licensor regarding any such Proposed Actions reasonably in advance of the due dates for taking such Proposed Actions (“Action Dates”), and (d) Licensor does not provide Dermata with input regarding such Proposed Actions prior to the Action Dates, then Dermata shall have the right to take any such Proposed Actions and Dermata taking such Proposed Actions shall not constitute a breach of Dermata’s obligations under Article 5 of this Agreement.

5.1.6    Licensor shall have the right to approve any agreement or settlement that would render Licensor unable to fully exercise Licensor’s rights under this Agreement or would reasonably be expected to adversely affect the Licensed Patents or Joint Patents, or any Licensed Know-How or Licensed Products in the Territory, or would result in any liability or admission on behalf of Licensor, such approval not to be unreasonably withheld or delayed.

5.1.7    Except with respect to Licensed Patents for which Dermata has provided Licensor with a Notice of Abandonment in accordance with Section 5.1.2, if Licensor reasonably believes that Dermata may fail to make any required payments or take, or fail to take, any action required for the preparation, filing, prosecution, defense or maintenance of any Licensed Patent or Joint Patent in the Territory within a reasonable time, Licensor shall provide Dermata with written notice of such deficiency. If Dermata fails to take the required action within the shorter of (a) forty-five (45) days of notice from Licensor or (b) five (5) business days before the deadline for taking, or not taking, such action, Licensor shall have the right to thereafter make any such required payments or take any such required action and Dermata shall promptly reimburse Licensor with respect to any costs Licensor incurred in taking any such actions.

5.2    Dermata Patent Filing, Prosecution and Maintenance. Dermata shall have the primary right and obligation, at its sole cost and expense, to conduct and control the filing, prosecution, maintenance and administrative challenges to the validity, enforceability or patentability of the claims of the Dermata Patents.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

5.3    Orange Book Listings. Dermata shall have the sole right, but not the obligation, to take any actions to list any Licensed Patent, Dermata Patent, or Joint Patent in the Orange Book, or any foreign equivalents thereof, with respect to a Licensed Product. Dermata shall consult with Licensor prior to submitting any forms to a Regulatory Authority with respect to the listing of any Licensed Patent or Joint Patent and shall consider any comments of Licensor in good faith.

5.4    Patent Term Extensions. Dermata shall have the sole right, but not the obligation, to take any actions with respect to seeking patent term extensions in the United States, or any country in the Territory where equivalent rights are available, with respect to any Licensed Patent, Dermata Patent, or Joint Patent. Dermata shall consult with Licensor prior to submitting any patent term applications, or foreign equivalents thereof, to a Regulatory Authority with respect to a Licensed Patent or Joint Patent and shall consider any comments of Licensor in good faith.

5.5    Recordation of Assignment for Licensed Patents and License Agreement with the United States Patent and Trademark Office. Licensor shall (i) within two (2) business days from the Effective Date record at the United States Patent and Trademark Office the assignment document which assigns the entire right, title and interest in and to the Licensed Patents from Maria Villani to Villani, Inc., and (ii) reasonably cooperate with Dermata in recording an abstract of the License Agreement at the United States Patent and Trademark Office in a form reasonably acceptable to the Parties. Following expiration or early termination, Dermata shall help file documents reasonably requested by Licensor to reflect such expiration or termination, at the sole cost of Licensor.

5.6    Infringement or Misappropriation of Licensed Patents, Licensed Know-How.

5.6.1    If either Party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the Licensed Patents, Dermata Patents, Joint Patents, Licensed Know-How, Dermata Know-How, or Joint Know-How by a Third Party within the Field in the Territory, including receiving a notification of certification under Section 505(j)(2)(B)(iv) of the Act in connection with any ANDA filing by a Third Party (a “Paragraph IV Notice”) (“Licensed Product-Specific Infringement”), it shall promptly notify the other Party in writing and provide any information available to that Party relating to such alleged Licensed Product-Specific Infringement.

5.6.2    Dermata shall have the initial right (but not the obligation) to bring or control, at its own expense, any enforcement action directed to an alleged Licensed Product-Specific Infringement, but shall consult Licensor in good faith with regard to all significant decisions. Licensor shall reasonably cooperate in any such enforcement and, as necessary, join or be joined as a Party therein. Licensor shall have the right to be represented by its own counsel in any such actions, but the Parties agree to use commercially reasonable efforts to utilize the same legal counsel. Dermata shall not settle or compromise any legal action referred to in this Section 5.6.2 without the prior written consent of Licensor, not to be unreasonably withheld, conditioned or delayed.

5.6.3    In the event that Dermata does not file suit against the Party responsible

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

for a Licensed Product-Specific Infringement within ninety (90) days (or within thirty (30) days following the last date on which the Licensor or Dermata received a Paragraph IV Notice) of receipt of a written demand from Licensor that Dermata bring suit, then the Parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the Patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the Parties hereto, the impact of any possible adverse outcome on the Parties and the effect any publicity might have on the Parties’ respective reputations and goodwill). If, after such process, it is determined by Licensor after good faith consultation with Dermata that a suit should be filed and Dermata does not file suit or commence settlement negotiations forthwith against the infringer, then Licensor shall have the right, at Licensor’s own expense, to enforce the Licensed Patents on behalf of itself and Dermata and Dermata shall reasonably cooperate in any such enforcement and, as necessary, join or be joined as a Party therein. Dermata shall have the right to be represented by its own counsel in any such actions, but the Parties agree to use commercially reasonable efforts to utilize the same legal counsel. Licensor shall not settle or compromise any legal action referred to in this Section 5.6.3 without the prior written consent of Dermata, not to be unreasonably withheld, conditioned or delayed.

5.6.4    Any amount recovered in any action or suit, whether by judgment or settlement, shall be split seventy-five percent (75%) to whichever Party brought the action, and twenty-five (25%) to the other Party, after first paying each Party’s out-of-pocket expenses, including reasonable attorneys’ fees. In the absence of any conflict of interest, the Parties shall use commercially reasonable efforts to utilize the same legal counsel.

5.6.5    If the Exploitation of any Licensed Product results in a claim by a Third Party alleging patent infringement against either Party (or its Affiliates, licensees or Sublicensees), such Party shall promptly notify the other Party hereto in writing. Subject to Section 8.3, as between the Parties, Dermata shall have the initial right to defend and control the defense of any infringement claim pertaining primarily to the Licensed Products, Licensed Patents, Dermata Patents or Joint Patents. Dermata (a) may use counsel of its own choice, and (b) shall keep Licensor informed of all material developments in connection with any such claim. Notwithstanding the foregoing, if the other Party (or its Affiliates, licensees or Sublicensees) is joined in any such action, then it shall have the right to defend such action and be represented by separate legal advisors. Any liabilities and costs incurred by Dermata in connection with the defense or settlement of any claim to which Licensor (or its Affiliates) are not joined as a Party, to the extent not covered under Section 8.1, but otherwise related to the use of the rights licensed under this Agreement in any Licensed Product, may be treated by Dermata as amounts paid for the applicable Third Party intellectual property under Section 4.7 above.

5.6.6    Notwithstanding any other provision of this Agreement, Licensor shall have no right to assert or enforce the Licensed Patents against any Third Party other than with respect a Licensed Product Infringement in accordance with Section 5.6.3.

6	CONFIDENTIAL INFORMATION

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

6.1    Confidentiality.

6.1.1    Dermata agrees to maintain secret and confidential the Licensed Know-How and all other Confidential Information that it may acquire or has acquired from Licensor during the Term of this Agreement (“Licensor Confidential Information”), to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, advisors, agents, contractors (“Representatives”), Affiliates, and Sublicensees appointed pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

6.1.2    Licensor agrees to maintain secret and confidential all Confidential Information that it may acquire or has acquired from Dermata in the course of this Agreement (“Dermata Confidential Information”) and to disclose the same only to those of its Representatives, Affiliates and licensees to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

6.1.3    The foregoing obligations of Sections 6.1.1 and 6.1.2 shall not apply to Know- How or other Confidential Information which:

6.1.3.1    prior to receipt thereof from one Party was in the possession of the recipient Party and at its free disposal, as can be demonstrated by the recipient Party through written evidence;

6.1.3.2    is subsequently disclosed to the recipient Party without any obligations of confidence by a Third Party who has not derived it directly or indirectly from the disclosing Party;

6.1.3.3    is or becomes generally available to the public through no act or default of the recipient Party or its Representatives, Affiliates or Sublicensees;

6.1.3.4    is independently developed by the receiving Party without the benefit of any disclosure hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

6.1.3.5    is required to be disclosed by law, regulation or action of any governmental agency or authority or to comply with the requirements of any securities exchange or to any governmental or regulatory agency in connection with a Regulatory Filing.

No Confidential Information is included in any of the foregoing exceptions merely because it comprises or relates to the same general subject matter as a specific item of disclosure falling within such exceptions, nor is any general subject matter of Confidential Information within any of the foregoing exceptions merely because one or more specific items comprising or relating to such subject matter fall within such exceptions.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

6.1.4    Notwithstanding clauses Section 6.1.1 or 6.1.2 as the case may be, information provided under this Agreement may be disclosed to Representatives, Affiliates and Sublicensees, clinical trial sites or suppliers of the receiving Party, but only to the extent permitted or required to accomplish the purposes of this Agreement; provided that such Representatives, Affiliates, Sublicensees, clinical trial sites or suppliers shall also agree to appropriate and comparable confidentiality and non-use provisions. The receiving Party shall be responsible for any breaches of this Agreement by its Representatives, Affiliates, Sublicensees, clinical trial sites or suppliers. In addition, a Party may disclose information provided under this Agreement by the other Party to any governmental authority in order to prosecute or maintain any Licensed Patents or any Regulatory Authority to obtain approval to market a Licensed Product, but such disclosure may be made only to the extent necessary to pursue such prosecution or maintenance or to obtain such approval. A Party may disclose information provided by the other Party as reasonably necessary in connection with the due diligence process associated with future capital investments or financings or the negotiation or exploration of possible strategic transactions, sublicenses or acquisitions, subject to customary confidentiality agreements with the applicable Third Party(ies).

6.1.5    Publications. Dermata shall have the right to publish or publicly present information and data relating to the Exploitation of Licensed Products, which information and data may comprise Licensed Know-How. Dermata shall submit any proposed publication to a medical journal or poster presentation at a medical conference to Licensor at least thirty (30) days prior to the submission of any such proposed publication or presentation. Licensor agrees to provide any comments to Dermata regarding any such proposed publication or presentation within five (5) business days of receipt from Dermata (“Publication Review Period”) and Dermata agrees to consider any comments of Licensor in good faith. In the absence of Licensor providing comments to Dermata regarding any such proposed publication or presentation prior the expiration of the Publication Review Period, Licensor will be deemed to have approved such proposed publication or presentation.

6.1.6    The obligations of confidentiality herein shall survive without limit in time, shall apply to Licensor Confidential Information and Dermata Confidential Information exchanged between the Parties, both prior to and after entering into this Agreement and, with respect to such information, replace any and all previous confidentiality obligations owed by either Party to the other relating to the subject matter of this Agreement and to the extent relating to any Licensed Product (including, without limitation, under the Non-Disclosure Agreement executed by the Parties on March 15, 2016).

6.1.7    Upon the termination of this Agreement, all material information of the disclosing Party in the receiving Party’s possession will be returned to the disclosing Party (or destroyed by the receiving Party, with written confirmation of such destruction), and the receiving Party will make no further use thereof. Notwithstanding the foregoing, the receiving Party may retain one copy of the information of the disclosing Party solely for archival purposes to ensure compliance with the provisions of this Section 6 or with the requirements of Regulatory Authorities.

6.2    Publicity. Except as required by Law or court order, all publicity, press releases and other public announcements or disclosures relating to the existence and terms of this

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Agreement or the transactions contemplated hereby by a Party shall be reviewed in advance by, and shall be subject to the written approval of, the other Party. In addition, the Parties hereby agree that: (a) Dermata may issue a press release or public announcement concerning any aspect of Dermata’s development or commercialization of a Licensed Product, including related to the existence and terms of this Agreement or the transactions contemplated hereby, (b) both Parties may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NYSE, or any other stock exchange or NASDAQ) (provided, that each Party shall give the other Party reasonable advance notice and review of any such disclosure)), and (c) either Party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as reasonably necessary in connection with the due diligence process associated with future capital investment or the negotiation or exploration of possible financings, strategic transactions, sublicenses or acquisitions, subject to customary confidentiality agreements with the applicable Third Party(ies).

7	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1    Authority. As of the Effective Date, Licensor and Dermata each represent and warrant to the other Parties that (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; (d) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained; and (e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Law or any provisions of such Party’s charter documents in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

7.2    Intellectual Property.

7.2.1    As of the Effective Date, except as set forth in the Disclosure Letter, Licensor represents and warrants that Annex A sets forth a true, correct and complete list of all Licensed Patents.

7.2.2    Licensor represents and warrants to Dermata that the Licensed Patents and Licensed Know-How include all Patents, Know-How and other intellectual property rights owned or Controlled by Licensor or its Affiliates that are useful or necessary for Dermata to fully exercise its rights under this Agreement.

7.2.3    Licensor represents and warrants to Dermata that Licensor owns all title to the Licensed Patents, and owns or Controls all other rights and interest in and to the Licensed Patents, and to Exploit the same.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

7.2.4    Licensor represents and warrants to Dermata that (a) the Licensed Patents properly identify each and every inventor of the claims thereof, and do not incorrectly identify any additional non-inventor of the claims thereof, as determined in accordance with the Laws of the jurisdiction in which such Licensed Patent is issued or such application is pending, and (b) there is not, to its knowledge, any Claim or allegation that any individual not named as an inventor of the claims of the Licensed Patents should be listed as an inventor of such claims, and there are no facts which would form a reasonable basis for any such Claim.

7.2.5    Licensor represents and warrants to Dermata that each person who has or has had any rights in or to each of the Licensed Patents has executed an agreement assigning his, her, or its entire right, title and interest in and to each such Licensed Patent to Licensor.

7.2.6    Licensor represents and warrants to Dermata that, to the best of its knowledge, each owner and inventor of each Licensed Patent has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

7.2.7    Licensor represents and warrants to Dermata that, to the best of its knowledge and as of the Effective Date, the Licensed Patents are valid and enforceable.

7.2.8     Licensor represents and warrants to Dermata that, to the best of its knowledge and as of the Effective Date, neither it nor any Third Party has undertaken or omitted to undertake any acts, and to its knowledge, no circumstances or grounds exist, including, but not limited to, any bars to patentability under 35 U.S.C. § 102, that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any claim in the issued Licensed Patents or a claim pending as of the Effective Date in the pending Licensed Patents.

7.2.9    Licensor represents and warrants to Dermata that, as of the Effective Date, except as set forth in the Disclosure Letter, any annuity or tax payments required to be paid to keep the Licensed Patents existing and subsisting have been timely paid.

7.2.10    Licensor represents and warrants to Dermata that Licensor did not receive or use funding from the United States government, or other any other governmental authorities, to discover and develop Licensed Products or to fund work that is described in the Licensed Patents.

7.2.11    Licensor represents and warrants to Dermata that it has not assigned, licensed, sublicensed, granted any interest in or options to the (i) Licensed Patents with respect to Licensed Products, (ii) Licensed Know-How with respect to Licensed Products, or (iii) any Licensed Products in the Territory to any Third Party in violation of this Agreement and shall not do so during the Term.

7.2.12    As of the Effective Date, Licensor represents and warrants to Dermata that all material registrations with and applications to governmental or regulatory bodies in respect of

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

the Licensed Patents in the Territory required to be made by Licensor, or made at its direction and under its control, are in full force and effect, and that the Licensor has taken all commercially reasonable actions required to maintain their validity and effectiveness.

7.2.13    As of the Effective Date, Licensor represents and warrants to Dermata that, except as set forth in the Disclosure Letter, (a) Licensor has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Licensed Know-How, (b) to Licensor’s knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How to Third Parties in the absence of written confidentiality agreements between Licensor and such Third Parties, or which otherwise resulted in any Licensed Know-How falling into the public domain.

7.2.14    Licensor represents, warrant and covenants that Licensor has the right and will continue to have the right to grant to Dermata the exclusive licenses under the Licensed Patents and Licensed Know-How in the Territory as provided hereunder.

7.2.15    Licensor represents and warrants to Dermata that Licensor has not received any written notice that Licensor is in default (or with the giving of notice or lapse of time or both, would be in default) under any agreement with respect to the Licensed Patents or Licensed Know-How. Licensor represents and warrants that, as of the Effective Date, the Licensed Patents and Licensed Know-How are free and clear of all Encumbrances that could restrict Dermata’s rights to use such Licensed Patents and Licensed Know-How as granted under this Agreement.

7.2.16    As of the Effective Date, Licensor represents and warrants to Dermata that neither it nor its Affiliates have received any Claim alleging that any of Licensor’s, or Licensor’s Affiliates’, development or use of the Licensed Patents or Licensed Know-How, or any Exploitation of the Licensed Product infringes, or misappropriates any intellectual property rights of any Third Party (including any Claim that Licensor must license or refrain from using any intellectual property rights of any Third Party in order to Exploit any Licensed Product).

7.2.17    Licensor represents and warrants to Dermata that, to the best of its knowledge, there are no facts that would form a reasonable basis for any Claim of interference, infringement or misappropriation of any intellectual property rights of any Third Party related to the development or use of the Licensed Patents, Licensed Know-How or any Licensed Product.

7.2.18    Licensor represents and warrants to Dermata that, to the knowledge of Licensor, except as set forth in the Disclosure Letter: (a) no Third Party has interfered with, infringed upon, or misappropriated the Licensed Patents or Licensed Know-How; (b) there are no facts that would form a reasonable basis for any claim of such interference, infringement, or misappropriation; (c) as of the Effective Date, no Claim is pending or, to the knowledge of Licensor, is threatened which challenges the legality, validity, enforceability, use, or ownership of any Licensed Patents, Licensed Know-How, and to the knowledge of Licensor, there are no facts which would form a reasonable basis for any such Claim; (d) Licensor have not asserted any of the Licensed Patents against any Third Party(ies) anywhere in the Territory; and (e) Licensor has not alleged to a Third Party, in writing or otherwise, that such Third Party has interfered with, infringed upon, or misappropriated the Licensed Patents or Licensed Know-How.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

7.2.19    Licensor represents and warrants to Dermata that, to the best of Licensor’s knowledge and as of the Effective Date, the Exploitation of any Licensed Product in the Territory as currently contemplated in this Agreement does not interfere with, infringe upon, or misappropriate, any intellectual property rights of any Third Party.

7.3    Regulatory Matters. As of the Effective Date, Licensor represents and warrants to Dermata that Licensor (and Licensor’s Affiliates) hold, and are operating in material compliance with, such exceptions, permits, licenses, franchises, authorizations and clearances of the FDA or any other Regulatory Authority required in connection with the development to date of any Licensed Product. Licensor further represents and warrants to Dermata that, on behalf of itself and its Affiliates, (a) Licensor has not received any warning letters or written correspondence from the FDA or any other governmental entity requiring the termination, suspension or modification of any clinical or non-clinical studies or tests with respect to any Licensed Product, (b) it is not, and to Licensor’s knowledge, no person involved in the development of any Licensed Product is, debarred or suspended under 21 U.S.C. §335(a) or (b), and (c) there are no actual or, to the knowledge of Licensor, threatened enforcement actions by the FDA and/or any other Regulatory Authority with respect to Licensor or its Affiliates.

7.4    Compliance with Laws. As of the Effective Date, Licensor represents and warrants to Dermata that the Licensor (and Licensor’s Affiliates) are in compliance in all material respects with all Laws that are applicable to its ownership interest in, or the operation or use of any Licensed Product, and there are no events, conditions, circumstances, activities, practices, incidents or actions known to Licensor relating thereto that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigative, corrective or remedial obligations under applicable Laws.

7.5    Legal Proceedings. As of the Effective Date, Licensor represents and warrants to Dermata that (a) there is no pending Proceeding (i) that has been commenced by or against Licensor or any of Licensor’s Affiliates, or that otherwise relates to or may affect the Licensed Patents, Licensed Know-How, or (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and (b) to the knowledge of Licensor, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

7.6    Financial Condition. Licensor represents and warrants to Dermata that, as of the Effective Date, (a) Licensor has not initiated a voluntary proceeding under any applicable bankruptcy code, and (b) there is no involuntary proceeding under any applicable bankruptcy code pending against Licensor.

7.7    Disclosure. Licensor represents and warrants to Dermata that, except as set forth in the Disclosure Letter, (a) the books, records, data, Licensed Patents, Licensed Know-How, agreements, interactions with Regulatory Authorities and other materials made available to

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Dermata prior to the Effective Date (“Diligence Materials”), are full, complete and accurate records of such materials, (b) copies of all license, supply, marketing, manufacturing, distribution, storage or other agreements, commitments or understandings between the Licensor and any Third Party including, without limitation, any government entity, that relate to the Licensed Products, the Licensed Patents or the Licensed Know-How have been disclosed to Dermata; (c) Licensor has no reason to believe that such Diligence Materials taken as a whole do not materially or fairly represent the status of any Licensed Product as of the date of such material and do not omit any material facts with respect known to Licensor to any Licensed Product or the development thereof; and (d) no statement by Licensor contained in this Agreement hereunder contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

7.8    Disclaimer. Except as otherwise expressly set forth in this Agreement, Licensor makes no representation or extends any warranty of any kind, either express or implied, including any warranty of merchantability, fitness for a particular purpose or non-infringement. Licensor and Dermata understand that each Licensed Product is the subject of ongoing development and that neither Party can assure the safety, usefulness or commercial or clinical utility of any Licensed Product.

8	INDEMNIFICATION

8.1    Indemnification by Licensor. Licensor shall indemnify and hold harmless Dermata and its Affiliates, Sublicensees and each of their respective employees, officers, directors and agents (each a “Dermata Indemnitee”) from and against (i) any and all liabilities, losses and damages (“Losses”) finally awarded to a Third Party by a court of competent jurisdiction that result from any Claim made or brought against a Dermata Indemnitee by or on behalf of such Third Party, and (ii) subject to Section 8.3, any direct out-of-pocket costs and expenses (including reasonable attorneys’ fees) (“Litigation Costs”) incurred by a Dermata Indemnitee while investigating or conducting the defense of such Third Party Claim, in any such case (i) and (ii), solely to the extent such Claim is directly based on or directly arises out of (a) the breach by Licensor of any representation, warranty or covenant contained in this Agreement; or (b) any Third Party Claim that Licensor misappropriated, willfully disclosed or made available to Dermata any Licensed Patents, Licensed Know-How in violation of an obligation of Licensor to such Third Party; provided, however, that such indemnification right shall not apply to any Claims, Losses or Litigation Costs (x) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Dermata Indemnitee, or (y) for which Dermata is obligated to indemnify Licensor under Section 8.2.

8.2    Indemnification by Dermata. Dermata shall indemnify and hold harmless Licensor and its Affiliates and each of their respective employees, officers, directors and agents (each a “Licensor Indemnitee”) from and against (i) any and all Losses finally awarded to a Third Party by a court of competent jurisdiction that result from any Claim made or bought against a Licensor Indemnitee by or on behalf of such Third Party, and (ii) subject to Section 8.3, any Litigation Costs incurred by a Licensor Indemnitee while investigating or conducting the defense of such Third

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Party Claim, in any such case solely to the extent such Claim is directly based on or directly arises out of (a) the breach by Dermata of any representation, warranty or covenant contained in this Agreement; and/or (b) the Exploitation of any Licensed Product by Dermata, its Affiliates or its Sublicensees; provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (x) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Licensor Indemnitee or Licensor’s breach of this Agreement, or (y) for which Licensor is obligated to indemnify Dermata under Section 8.1.

8.3    Indemnification Procedures. Promptly after receipt by a Party seeking indemnification under this Section 8 (an “Indemnitee”) of notice of any pending or threatened Claim against it, such Indemnitee shall give written notice thereof to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 8 (the “Indemnifying Party”); provided, that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of such Claim and, to the extent that it elects within seven (7) days of its receipt of notice of the Claim from the Indemnitee, to assume control of the defense of such Claim (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnifying Party has asserted a cross claim against the Indemnitee or a court has otherwise determined that such that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend the Indemnitee in such Proceeding) with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnitee for any Litigation Costs subsequently incurred by the Indemnitee. The Indemnitee shall provide the Indemnifying Party with such information and assistance as the Indemnifying Party may reasonably request with regard to the Claim. No compromise or settlement of any Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnitee’s rights under this Agreement are not restricted by such compromise or settlement.

8.4    Insurance. Dermata and its Affiliates will procure and maintain policies of insurance, including broad form and contractual liability, for comprehensive general liability, clinical trials and products liability coverage in a minimum amount of $1,000,000 prior to first human use and $5,000,000 upon first human use combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of such party’s performance of, or exercise of rights under, the License Agreement. Dermata shall, upon request of Licensor, provide Licensor with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.

9	TERM AND TERMINATION

9.1    Term. The term of this Agreement shall begin upon the Effective Date and shall continue in full force and effect until the end of the last Royalty Term unless terminated as hereinafter provided in this Section 9 (the “Term”).

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

9.2    Termination of Agreement for Breach. Either Party may terminate this Agreement and the License for material breach of this Agreement by the other Party by giving ninety (90) days’ written notice to the breaching Party, or thirty (30) days’ in case of a payment breach (specifying in reasonable detail the basis for such termination) and such breaching Party has not cured such breach within such period. For the avoidance of doubt, and without limitation, Dermata’s material breach of its payment obligations under Section 4 and Licensor’s material breach of its exclusive license grant under Section 2.1 and its non-compete obligation in Section 2.4 shall be deemed a material breach of this Agreement for the purposes of this Section 9.2.

9.3    Termination of Agreement by Licensor. Licensor may terminate this Agreement and the License upon the occurrence of one or more of the following:

9.3.1    immediately upon written notice to Dermata in the event Dermata initiates a voluntary proceeding under the United States bankruptcy code;

9.3.2    immediately upon written notice to Dermata in the event Dermata becomes the subject of an involuntary proceeding under the United States bankruptcy code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement, or

9.3.3    if Dermata or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any judicial or administrative proceeding that challenges the validity or enforceability of any Valid Claim contained in a pending or issued and unexpired Licensed Patent.

9.4    Termination of Agreement by Dermata. Dermata may terminate this Agreement

9.4.1    immediately upon written notice to Licensor in the event Licensor initiates a voluntary proceeding under the United States bankruptcy code;

9.4.2    immediately upon written notice to Licensor in the event Licensor becomes the subject of an involuntary proceeding under the United States bankruptcy code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement;

9.4.3    upon not less than ninety (90) days written notice to Licensor for any reason or no reason (i) in whole, with respect to any Licensed Patents or Licensed Know-How, or (ii) in any specific country in the Territory.

9.5    Procedure upon Termination or Expiration of Agreement.

9.5.1    Termination shall not relieve either Party of any obligations that have accrued prior to the effective date of such termination. In the case of any breach of the terms of the License, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either Party.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

9.5.2    Upon termination of this Agreement for any reason, Dermata and its Affiliates shall have the non-exclusive right to sell off any Licensed Product within its Control for a period not to exceed six (6) months from the date of termination, subject to payment of any applicable Royalty obligation under Section 4.

9.5.3    Upon the termination of this Agreement in whole or in part for any reason, any sublicenses granted by Dermata hereunder shall survive; provided, that each Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement and agrees to pay directly to Licensor the same amounts that would have been due to Licensor from Dermata under this Agreement with respect to such sublicense, had the Agreement not terminated.

9.5.4    Upon the termination of this Agreement for any reason, Dermata shall transfer to Licensor all data, regulatory rights and inventory related to the Licensed Product with respect to the portion so terminated. All inventory will be repurchased by Licensor at the price paid by Dermata for such inventory, or if manufactured by Dermata, at Dermata’s standard cost as determined in its normal accounting practices.

9.6    Licensor’s Insolvency. If Dermata terminates this Agreement pursuant to Section 9.4.1 or 9.4.2, all rights and licenses now or hereafter granted by Licensor to Dermata under or pursuant to this Agreement, with respect to the Licensor Technology Patents are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Licensor agrees that Dermata, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. If (x) a case under the U.S. Bankruptcy Code is commenced by or against Licensor, (y) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (z) Dermata elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall not interfere with Dermata’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

9.7    Survival. Except as expressly provided herein, Articles 1, 6, 8, 10, 11 and 12 and Sections 3.6, 5.1.3, 5.1.4, 5.1.5, 5.1.6, 5.6.4, 9.5, 9.6, and 9.7, and any accrued rights to payment (and related reports and audit rights) shall survive any expiration or early termination of this Agreement, along with any provision expressly stating that it survives expiration or early termination.

10	LIMITATION OF LIABILITY.

10.1    General Limitation. EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AN INTENTIONAL BREACH OF ARTICLE 2 (GRANT OF RIGHTS; NON-COMPETE) OR WITH RESPECT TO ANY INDEMNIFICATION OBLIGATION OWED WITH RESPECT TO A THIRD PARTY LOSS OR INTELLECTUAL PROPERTY MATTERS,

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY CONSEQUENTIAL SPECIAL OR INCIDENTAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISING OUT OF OR RELATED TO THE LICENSED INTELLECTUAL PROPERTY OR TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS SHALL NOT APPLY TO ANY THIRD-PARTY CLAIM THAT IS THE SUBJECT OF SECTION 8, TO THE EXTENT SUCH THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES.

11	DISPUTE RESOLUTION

11.1    Informal Resolution. Subject to Section 12.7, in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of Dermata and the Chief Executive Officer of Licensor. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within thirty (30) days of the first written request for dispute resolution under this Section 11.1, then the Parties shall resolve all such Disputes in accordance with Section 11.2.

11.2    Arbitration. If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 11.1 above, then the Parties shall resolve the Dispute by submitting the matter to binding arbitration by the American Arbitration Association (“AAA”) in California. Such arbitration shall be conducted under the commercial rules then in effect for the AAA except as provided herein. All such proceedings shall be held in English and a transcribed record prepared in English. Each Party shall choose one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within thirty (30) days of their appointment. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of the first two (2) arbitrators within thirty (30) days of such failure who shall thereafter pick the third as set forth herein. Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim, provided however, the arbitrators shall award the prevailing party its reasonable costs and fees, including attorneys’ fees. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, proprietary information, trade secrets, Know-How or any other proprietary right. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of pharmaceutical licensing. The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

11.3    Governing Law. This Agreement shall be governed by the laws of the State of California, excluding that body of law known as conflicts of law.

12	MISCELLANEOUS

12.1    Unenforceability. Both Parties hereby expressly state that it is the intention of neither Party to violate any Law. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

12.2    Compliance with Law. Each Party shall comply with and shall use Commercially Reasonable Efforts to ensure that its Affiliates and employees, agents, clinical research organizations and contractors comply with all applicable Laws in carrying out its rights and obligations under this Agreement.

12.3    No Waiver. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

12.4    Drafting. This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, the Parties having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

12.5    Assignment. This Agreement and the Parties’ rights and obligations hereunder shall not be assignable except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement or its rights or obligations under this Agreement without the other Party’s prior written consent to any of its Affiliates, successors in interest or acquirors of all or substantially all of its assets relating to the Licensed Patents, Licensed Know-How or any Licensed Product, including any successor in interest by way of any reincorporation or other reorganization; provided, that such Affiliate, successor in interest or acquirer assumes all of such Party’s obligations under this Agreement.

12.6    Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties. Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by such Party.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

12.7    Injunctive Relief. Licensor and Dermata agree that if certain material obligations under this Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist, and (c) damages would be difficult to determine. Licensor and Dermata agrees that, in such case, the injured Party shall be authorized and entitled to seek to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party post bond as a condition for obtaining any such relief.

12.8    Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Law shall be in writing and shall be deemed to have been delivered and received (a) when delivered in person or by courier or electronic mail (with confirmation sent by another method herein) (b) upon confirmation of receipt when sent by certified mail, return receipt requested; or (c) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage paid and addressed as set forth as the case may be, to the noticed, Licensor or Dermata, at the address set forth below, or such other address as Licensor or Dermata may specify by written notice to the other.

For Licensor:

Villani, Inc.

[***]

For Dermata:

Dermata Therapeutics, LLC.

12340 El Camino Real, Suite

425 San Diego, CA 92130

Attn: Chief Executive Officer

With a copy to (which shall not constitute notice):

Dermata Therapeutics, LLC.

12340 El Camino Real, Suite

425 San Diego, CA 92130

Attn: Legal Department

12.9    Entire Agreement. This Agreement and the Annexes and Exhibits hereto contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties hereto relating to such subject matter and to the extent relating to any Licensed Product. No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

12.10    Force Majeure. If and to the extent that either Party is prevented or delayed by a

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Force Majeure Event from performing any of its obligations under this Agreement and promptly so notifies the other Party, specifying the matters constituting Force Majeure Event together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its best endeavors to resume full performance thereof, provided that if the Force Majeure Event continues for a period of ninety (90) days or more following notification, the Party not affected by the Force Majeure Event may terminate this Agreement by giving not less than thirty (30) days prior notice to the other Party.

12.11    Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.12    Set Off. Either Party shall have a right to set-off any amounts due under this Agreement to the other Party against any damages incurred by such Party and/or its Affiliates (solely as demonstrated by a final, unappealable judgment against the other Party with respect to such damages) due to any material breach of this Agreement by the other Party or its Affiliates. In the event such set-off is insufficient to satisfy such judgment, any portion thereof which is not satisfied, shall bear interest equal to one percent (1%) per month calculated on the number of days such payment is delinquent and compounded monthly until satisfied by further set-off or payment.

12.13    Costs and Expenses. Each Party shall bear its own costs and expenses in performing its obligations under this Agreement.

12.14    Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the Effective Date.

VILLANI, INC	DERMATA THERAPEUTICS, LLC

By: /s/ Maria Villani. M.D.	By: Gerald T. Proehl
Maria Villani, M.D.	Name: Gerald T. Proehl
Chief Executive Officer	Title: President, CEO and Director

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ANNEX A

LICENSED PATENTS – ISSUED AND PENDING

•	“Porifera-Based Therapeutic Compositions for Treating and Preventing Skin Diseases”

Country	Application No.	Filing Date	Patent No.	Grant Date	Status
United States	10/659,451	09/09/2003	7,604,821	10/20/2009	Granted
Australia	2003278775	09/09/2003	2003278775	10/14/2010	Granted
Canada	2538093	09/09/2003	2538093	06/02/2015	Granted
Europe	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Switzerland	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Germany	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Spain	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
France	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Great Britain	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Italy	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Ireland	EP03770295.8	09/09/2003	EP1663104	02/12/2014	Granted
Japan	2005-509509	09/09/2003	4889093	12/22/2011	Granted
South Korea	10-2006-7006823	09/09/2003	1183075	09/10/2012	Granted
Mexico	PA/a/2006/002744	09/09/2003	277072	06/05/2010	Granted
Singapore	200601545-7	09/09/2003	120379	04/30/2008	Granted
Russia	2006111482	09/09/2003	2345782	02/10/2009	Granted

•	“Porifera-Based Therapeutic Compositions for Treating and Preventing Skin Diseases”

United States	12/543,843	08/19/2003	8,383,100	02/26/2013	Granted

•	“Porifera-Based Therapeutic Compositions for Treating and Preventing Skin Diseases”

United States	14/553,694	11/25/2014	Pending

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ANNEX B

DILIGENCE MILESTONES

Progress Milestone	Target Date
IND Submission to the FDA	Six months after execution of License Agreement, provided, however, that if the FDA recommends in writing additional non-clinical or stability studies such target date shall be extended by the amount of the time needed to complete such non-clinical studies plus an additional two (2) months.

Initiation of Phase I Clinical Trial or Phase I/II Clinical Trial	Six months after Approval of the IND by the FDA, provided, however, that if the FDA recommends in writing that additional non-clinical studies be performed prior to the initiation of the Phase I Clinical Trial or Phase I/II Clinical Trial, such target date shall be extended by the amount of the time needed to complete such studies plus an additional two (2) months.

Dermata raises at least $[***] in capital	[***]

Initiation of Phase II Clinical Trial*	Six months after completion of the Phase I/II Clinical Trial.

Initiation of Phase III Clinical Trial	Six months after an end of Phase II meeting with FDA, provided, however, that if the FDA recommends in writing that additional non-clinical studies be performed prior to the initiation of the Phase III Clinical Trial, such target date shall be extended by the amount of the time needed to complete such non-clinical studies plus an additional two (2) months.

Submission of NDA	Nine months after completion of all Phase III Clinical Trials required for NDA submission.

Commercial launch of Licensed Product in each of U.S., United Kingdom, Germany, France, Italy, Spain or Japan.	Six months after approval of NDA in such country.

*	If the initial trial is a Phase II Clinical Trial, the Phase I or I/II milestone shall be deemed to have been met.